Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CHICOPEE, INC
     CHICOPEE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State Of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     First: The name of the Corporation is CHICOPEE, INC.
     Second: The date on which the original Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was December 9, 1994 under the name “Chicopee, Inc.”
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:
     The Restated Certificate of Incorporation of the Corporation shall be amended by deleting Section 4.1 of Article Four in its entirety and replacing it with the following:
“4.1 Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue shall be Forty-One Thousand Five Hundred (41,500) shares, consisting of:
     (a) One Thousand Five Hundred (1,500) shares of Common Stock, par value $0.01 per share (“Common Stock”); and
     (b) Forty Thousand (40,000) shares of Redeemable Cumulative Preferred Stock, par value $0.01 per share (“Preferred Stock”), the shares of Common Stock and Preferred Stock shall have the rights, preferences, privileges and limitations set forth below.
Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.”

     Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 5th day of December, 2005

By:	/s/ Mavis Gyamfi
	Name:	Mavis Gyamfi
	Title:	Assistant Secretary

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CERTIFICATE OF INCORPORATION
OF
CHICOPEE, INC.
ARTICLE ONE
          The name of the corporation is Chicopee, Inc.
ARTICLE TWO
          The address of the corporation’s registered office in the State of Delaware is 32 Lockerman Square, Suite L-100, in the City of Dover, County of Kent 19904. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE THREE
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
          The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock.
ARTICLE FIVE
     The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Mardi Shaffer	200 West Randolph Drive Suite 5700 Chicago, Illinois 60601
ARTICLE SIX
          The corporation is to have perpetual existence.
ARTICLE SEVEN
          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT
          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.
ARTICLE NINE
          To the fullest extent permitted by the General Corporation Law of the State of Delaware at the same exists or may here-after be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE TEN
          The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE ELEVEN
          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
          I, THE UNDERSIGNED, being the sole incorporator herein-before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 9th day of December, 1994.

/s/ Marci Shaffer
Marci Shaffer, Sole Incorporator

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CERTIFICATE OF RESTATED
CERTIFICATE OF INCORPORATION
OF
CHICOPEE, INC.
          James G. Boyd, being the duly elected Executive Vice President of Chicopee, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
          1. That the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on December 9, 1994 (the “Certificate”).
          2. That the board of directors of the Corporation, pursuant to unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate in its entirety in accordance with Sections 141(f), 241 and 245 of the General Corporation Law of the State of Delaware to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).
          3. The Corporation has not received any payment for its stock.
          IN WITNESS WHEREOF, the undersigned, being the Executive Vice President hereinabove named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this certificate of Restated Certificate of Incorporation this 15th day of March, 1995.

CHICOPEE, INC.
By:	/s/ James G. Boyd
James G. Boyd
Executive Vice President

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
CHICOPEE, INC.
ARTICLE ONE
          The name of the corporation is Chicopee, Inc. (the “Corporation”).
ARTICLE TWO
     The address of the Corporation’s registered office in the State of Delaware is 32 Lockerman Square, Suite L-100, in the City of Dover, County of Kent 19904. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE THREE
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the general Corporation Law of the State of Delaware.
ARTICLE FOUR
4 CAPITAL STOCK. A statement of the designations, numbers, relative rights, preferences and limitations of the capital stock of the Corporation and of certain other matters is as follows:
     4.1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue shall be Forty-One Thousand (41,000) shares, consisting of:
          (a) One Thousand (1,000) shares of Common Stock, par value $0.01 per share (“Common Stock”); and
          (b) Forty Thousand (40,000) shares of Redeemable Cumulative Preferred Stock, par value $0.01 per (“Preferred Stock).
The shares of Common Stock and Preferred Stock shall have the rights, preferences, privileges and limitations set forth below.
     4.2 Definitions. As used in this Article 4, the following terms have the following definitions:
          4.2.1 “Board of Directors” shall mean the Board of Directors of the corporation.

          4.2.2 “Closing Date” shall mean the first date on which the Corporation issues any shares of Preferred Stock.
          4.2.3 “Distributions” shall mean all distributions made by the Corporation in cash, securities or property to holders of Common Stock, whether by dividend, repurchase of shares of Common Stock, in connection with a merger or consolidation, or otherwise.
     4.2.4 “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.
4.3 Voting.
     4.3.1 General Voting. Rights of Common Stock. Except as otherwise expressly provided in this Certificate of Incorporation or as required by applicable law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of the outstanding shares of Common Stock shall possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.
     4.3.2 Voting Rights of Preferred Stock. Except as otherwise expressly provided in this Certificate of Incorporation or as required by applicable law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of the outstanding shares of Preferred Stock shall possess no voting power whatsoever, either general or specific.
     4.3.2.1 So long as any shares of Preferred Stock shall be outstanding, the holders of the Preferred Stock shall be entitled to vote together as a single class on any amendments to the terms of the Preferred Stock, and such terms shall not be amended without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock.
4.4 Dividends.
     4.4.1 Dividends on Preferred Stock.
     4.4.1.1 Dividends shall accrue, whether or not declared, on each share of Preferred Stock on a daily basis and at the Dividend Rate (as defined herein) from time to time in effect, beginning on the Closing Date (regardless of the date of issuance of the share of Preferred Stock on which a dividend is being paid). The holders of shares of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable on March 31, June 30, September 30 and December 31 in each year (each such date being a “Dividend Payment Date”), in an amount equal to all accrued and unpaid dividends on the Preferred Stock; provided, however, that if and to the extent that the holder of a share of the Preferred Stock does not receive on any given Dividend Payment Date payment of the accrued and unpaid dividend on such share of the Preferred Stock or any previously cumulated dividend for the period ending on such

Dividend Payment Date and beginning on the immediately preceding Dividend Payment Date (or, with respect to the Dividend Payment Date occurring on March 31, 1995 beginning on the Closing Date), such dividend shall be cumulative and shall itself accrue dividends, whether or not declared, from and after such date on a daily basis an end Rate from time to time in effect divided by $1,000 and expressed as a percentage.
     4.4.1.2 As used herein, the term “Dividend Rate” shall mean $130 per share per annum; provided, however, that with respect to any Dividend Payment Data occurring on and after March 31, 2000, if the full amount of the accrued dividend payable on such date is not paid in full in cash the term “Dividend Rate” shall mean $150 per share per annum, which rate shall remain in effect until all accrued but unpaid dividends due and payable on Dividend Payment Dates occurring on and after March 31, 2000 have been paid in full in cash.
     4.4.1.3 Dividends may be paid on the Stock, from time to time at the option of the Directors, (a) in cash, (b) in shares of Stock, each share valued at $1,000, having a value equal to the amount of such dividends which may be accrued until paid in full, or (c) in any combination of the forms described in the immediately preceding clauses (a) and (b).
     4.4.2 Limitation on Dividend Rights of Common Stock. No dividends or Distributions shall be declared or paid on any other shares of capital stock of the Corporation while any shares of Preferred Stock remain outstanding.
4.5 Redemptions of Preferred Stock.
     4.5.1 Preferred Redemption Price. The Preferred Stock shall be redeemable as hereinafter set forth upon payment in cash in respect of each share redeemed of the Basic Redemption Price (as defined herein) or the Preferred Redemption Price (as defined herein), as the case may be. The “Basic Redemption Price” of a share of Preferred Stock shall mean the Liquidation Price (as defined herein) as of the date of redemption plus an amount equal to dividends accrued but unpaid on such share for the period ending on the date of redemption and beginning on the immediately preceding Dividend Payment Date. The “Preferred Redemption Price” of a share of Preferred Stock shall mean the sum of the Liquidation Price as of the date of redemption the Call Premium as of such date plus an amount equal to dividends accrued but unpaid on such share for the period and beginning on the immediately preceding Dividend Payment. The “Liquidation Price” as of any date shall mean the sum of $1,000 plus an amount equal to dividends accrued but unpaid as of the immediately preceding Dividend Payment Date. Subject to the provisions hereof, the Board of Directors shall have authority to prescribe the manner in which the Preferred Stock shall be redeemed from time to time; provided, however, that in the case of the redemption of only a part of the outstanding shares thereof, there shall be so redeemed from each record holder thereof in whole shares of Preferred Stock, as nearly as practicable to the nearest whole share, the proportion of all of the shares of Preferred Stock to be redeemed which the number of shares of Preferred Stock held of record by such holder bears to the total number of shares of Preferred Stock then outstanding.
     4.5.2 Mandatory Redemption of Preferred Stock. The Corporation shall, on the earlier of (i) last business day of March, 2004, and (ii) the date on which a Triggering Event (as defined herein) occurs, redeem out of funds legally available therefore under the General Corporation Law of the State of Delaware, at the Preferred Redemption Price, payable in cash, all of the shares of Preferred Stock then outstanding. If on such date, the Corporation does not have funds legally available to redeem all of the shares required to be redeemed on such date, the Corporation will on such date, and quarterly thereafter until all of such shares are redeemed, redeem the maximum number of such shares for which it then has funds legally available. The term “Triggering Event” shall mean the earlier to occur of the following: (i) the Corporation no longer being an indirectly wholly-owned subsidiary of Polymer Group, Inc., a Delaware corporation (“Polymer”), or (ii) the date on which the Corporation consummates a sale of all or substantially all of the assets of the Corporation.
     4.5.3 Optional Redemption by the Holders. Upon the occurrence of a Polymer Change of Control (as defined herein) the holders of the Preferred Stock shall have the right, at their option exercised within 90 days after receipt of notice of the occurrence of such Polymer Change of Control, to send a written put notice (the “Put Notice”) to the Corporation instructing the Corporation to redeem all of the outstanding shares of Preferred Stock. Upon receipt by the Corporation of a Put Notice, the Corporation shall, within 30 days of the receipt by the Corporation of the Put Notice, redeem out of funds legally available therefore under the General Corporation Law of the State of Delaware, at the Basic Redemption Price plus 1% of the Liquidation Price, payable in cash, all of the shares of Preferred Stock. If on such date, the Corporation does not have funds legally available to redeem all of the shares required to be redeemed on such date, the Corporation will on such date, and quarterly thereafter until all of such shares are redeemed, redeem the maximum number of such shares for which it then has funds legally available. The term “Polymer Change of Control” shall mean any sale of stock, merger, consolidation or other event as a result of which the stockholders of Polymer as of the Closing Date cease to own, in the aggregate, (a) at least 35% of the outstanding voting power of Polymer or the surviving corporation, as the case may be, if Polymer or such surviving corporation then has its voting common stock publicly traded on a recognized exchange or automated quotations system or (b) at least 50% of the outstanding voting power of Polymer or the surviving corporation, as the case may be, if Polymer or such surviving corporation does not have its voting common stock publicly traded on a recognized exchange or automated quotations system. Upon the occurrence of a Polymer Change of Control, the Corporation shall notify in writing the holders of Preferred Stock of such occurrence.
          4.5.4 Optional Redemption by the Corporation. At any time and from time to time, the Corporation may at its option by resolution of its Board of Directors redeem, at the Preferred Redemption Price, all or any part of the shares of the Preferred Stock then outstanding; provided, however, that in the case of any redemption under this Article 4.5.4 of only a part of the outstanding shares of Preferred Stock, there shall be so redeemed from each record holder thereof in whole shares of Preferred Stock, as nearly as possible to the nearest whole share, the proportion of all shares of Preferred Stock to be redeemed which the number of shares of Preferred Stock held of record as of the record date for such redemption by such holder bears to the total number of shares of Preferred Stock of record outstanding as of such date. Not fewer than 5 nor more than 60 days’ prior written notice shall be given by certified mail, postage prepaid, to each holder of record of the shares of Preferred Stock to be redeemed pursuant to the office address as shown in the records of the Corporation, and said notice shall specify the amount to be paid per share upon such redemption, the place and the date, which date shall not be a legal holiday, on which the shares called for redemption will be redeemed.
     4.5.5 Call Premium. The term “Call Premium” shall mean, as of any date, with respect to each share of Preferred Stock, an amount equal to the Liquidation Price in effect on such date multiplied by the percentage applicable to such date set forth below.

Period	Percentage
Closing Date through March 31, 1996	100%
April 1, 1996 through March 31, 1997	104.5%
April 1, 1997 through March 31, 1998	103.5%
April 1, 1998 through March 31, 1999	105%
April 1, 1999 through March 31, 2000	102%
April 1, 2002 and thereafter	100%
April 1, 2001 through. March 31, 2002	102%
April 1, 2002 and thereafter	100%
     Notwithstanding the foregoing, if any share of Preferred Stock is redeemed contemporaneously with the consummation of a Qualified IPO (as defined herein) the term “Call Premium” shall mean with, respect to each such share of Preferred Stock, in lieu of the amounts set forth above, an amount equal to the Liquidation Price in effect on the date of such redemption multiplied by the percentage applicable to such date set forth below:

Period	Percentage
Closing Date through March 31, 1998	100%
April 1, 1998 through March 31, 1999	104.5%
April 1, 1999 through March 31, 2000	103.5%
April 1, 2000 through March 31, 2001	105%
April 1, 2001 through March 31, 2002	102%
April 1, 2002 and thereafter	100%
     4.5.6 Qualified IPO. The term “Qualified IPO” shall mean a firm underwritten bona fide public offering with a nationally recognized underwriting firm of securities of Polymer which results in the receipt by Polymer of at least $40,000,000 (net of underwriting discounts and commissions).
     4.5.7 Payment of Redemption Price. Redemption price of shares of Preferred Stock shall be paid in cash.

     4.5.8 Retirement of Shares. Any shares of the Preferred Stock redeemed pursuant to the foregoing provisions of this Article 4.5 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued.
     4.6 Preference Rights of Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, in a voluntary or involuntary bankruptcy proceeding, the holders of the shares of the Preferred Stock shall be entitled, before any Distribution is made upon any share of the Common Stock, to be paid in cash an amount equal to the Basic Redemption Price for each such share to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such liquidation, dissolution or winding up. Upon any other liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Preferred Stock shall be entitled, before any Distribution is made upon any share of the Common Stock, to be paid in cash an amount equal to the Preferred Redemption Price for each such share to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such liquidation, dissolution or winding up. If, upon any such liquidation, dissolution or winding up, the assets to be distributed among the holders of the shares of Preferred Stock shall be insufficient to permit payment to said holders of the Basic Redemption Price or the Preferred Redemption Price, as the case may be, then all of the assets of the Corporation then remaining shall be distributed ratably among the holders of the shares of Preferred Stock in proportion to the aggregate redemption price owed to such holders.
ARTICLE FIVE
          The Corporation is to have perpetual existence.
ARTICLE SIX
          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation.
ARTICLE SEVEN
          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.
ARTICLE EIGHT
          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any modification or repeal of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such modification or repeal.

ARTICLE NINE
               The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE TEN
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
* * * * *

CERTIFICATE OF AMENDMENTS
CERTIFICATE OF INCORPORATION
OF CHICOPEE, INC.
          Chicopee, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),
          DOES HEREBY CERTIFY
          FIRST: That the directors of the company adopted a resolution amending Article Four, Section 4.5.5 of the Certificate of Incorporation of the Company to read in its entirety as follows:
Article Four, Section 4, 5, 5
     4.5.5 Call Premium. The term “Call Premium” shall mean, as of any date, with respect to each share of Preferred Stock, an amount equal to the Liquidation Price in effect on such date multiplied by the percentage applicable to such date set forth below.

Period	Percentage
Closing Date through March 31, 1996	13%
April 1, 1996 through March 31, 1997	12%
April 1, 1997 through March 31, 1998	11%
April 1, 1998 through March 31, 1999	9%
April 1, 1999 through March 31, 2000	7%
April 1, 2000 through March 31, 2001	5%
April 1, 2001 through March 31, 2002	2%
April 1, 2001 and thereafter	0%
Notwithstanding the foregoing, if any share of Preferred Stock is redeemed contemporaneously with the consummation of a Qualified IPO (as defined herein) the term “Call Premium” shall mean with respect to each such share of Preferred Stock, in lieu of the amounts eat forth above, an amount equal to the Liquidation Price in effect on the date of such redemption multiplied by the percentage applicable to such date set forth below:

Period	Percentage
Closing Date through March 31, 1998	0%
April 1, 1998 through March 31, 1999	4.5%

Period	Percentage
April 1, 1999 through March 31, 2000	3.5%
April 1, 2000 through March 31, 2001	5%
April 1, 2001 through March 31, 2002	2%
April 1, 2001 and thereafter	0%
          SECOND: That thereafter, pursuant to said resolution, the amendment was submitted for approval to the holders of the outstanding shares of the Company entitled to vote thereon, which approval was given by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.
          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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               IN WITNESS WHEREOF, Chicopee, Inc. has caused this certificate to be signed by its Executive Vice President this 29th day of March, 1996.

CHICOPEE INC.
By:	/s/ James G. Boyd
James G. Boyd
Executive Vice President, Secretary & Chief Financial Officer

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